UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
       (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           FORMULA SYSTEMS (1985) LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                  ORDINARY SHARES, PAR VALUE NIS 1.00 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   346414-10-5
                      -------------------------------------
                                 (CUSIP Number)

                                  JUNE 18, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which the Schedule is filed:

     [_]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 12 pages

CUSIP NO. 346414-10-5

--------------------------------------------------------------------------------
1.   Name of Reporting Persons/
     I.R.S. Identification Nos. of above persons (entities only).

     Clal Insurance Enterprises Holdings Ltd.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             6.   Shared Voting Power
Beneficially            791,647 Ordinary Shares*
Owned by           -------------------------------------------------------------
Each               7.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        791,647 Ordinary Shares*
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     791,647 Ordinary Shares
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     6.0%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person:
     IN
--------------------------------------------------------------------------------

* See Item 4.

** Based on 13,200,000 ordinary shares outstanding as of November 17, 2005.


                               Page 2 of 12 pages

CUSIP NO. 346414-10-5

--------------------------------------------------------------------------------
1.   Name of Reporting Persons/
     I.R.S. Identification Nos. of above persons (entities only).

     IDB Development Corporation Ltd.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             6.   Shared Voting Power
Beneficially            791,647 Ordinary Shares*
Owned by           -------------------------------------------------------------
Each               7.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        791,647 Ordinary Shares*
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     791,647 Ordinary Shares
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     6.0%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person :
     IN
--------------------------------------------------------------------------------

* See Item 4.

** Based on 13,200,000 ordinary shares outstanding as of November 17, 2005.


                               Page 3 of 12 pages

CUSIP NO. 346414-10-5

--------------------------------------------------------------------------------
1.   Name of Reporting Persons/
     I.R.S. Identification Nos. of above persons (entities only).

     IDB Holding Corporation Ltd.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             6.   Shared Voting Power
Beneficially            791,647 Ordinary Shares*
Owned by           -------------------------------------------------------------
Each               7.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        791,647 Ordinary Shares*
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     791,647 Ordinary Shares
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     6.0%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person :
     IN
--------------------------------------------------------------------------------

* See Item 4.

** Based on 13,200,000 ordinary shares outstanding as of November 17, 2005.


                               Page 4 of 12 pages

CUSIP NO. 346414-10-5

--------------------------------------------------------------------------------
1.   Name of Reporting Persons/
     I.R.S. Identification Nos. of above persons (entities only).

     Nochi Dankner
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             6.   Shared Voting Power
Beneficially            791,647 Ordinary Shares*
Owned by           -------------------------------------------------------------
Each               7.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        791,647 Ordinary Shares*
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     791,647 Ordinary Shares
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     6.0%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person :
     IN
--------------------------------------------------------------------------------

* See Item 4.

** Based on 13,200,000 ordinary shares outstanding as of November 17, 2005.


                               Page 5 of 12 pages

CUSIP NO. 346414-10-5

--------------------------------------------------------------------------------
1.   Name of Reporting Persons/
     I.R.S. Identification Nos. of above persons (entities only).

     Shelly Bergman
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             6.   Shared Voting Power
Beneficially            791,647 Ordinary Shares*
Owned by           -------------------------------------------------------------
Each               7.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        791,647 Ordinary Shares*
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     791,647 Ordinary Shares
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     6.0%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person :
     IN
--------------------------------------------------------------------------------

* See Item 4.

** Based on 13,200,000 ordinary shares outstanding as of November 17, 2005.


                               Page 6 of 12 pages

CUSIP NO. 346414-10-5

--------------------------------------------------------------------------------
1.   Name of Reporting Persons/
     I.R.S. Identification Nos. of above persons (entities only).

     Ruth Manor
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             6.   Shared Voting Power
Beneficially            791,647 Ordinary Shares*
Owned by           -------------------------------------------------------------
Each               7.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        791,647 Ordinary Shares*
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     791,647 Ordinary Shares
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     6.00%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person :
     IN
--------------------------------------------------------------------------------

* See Item 4.

** Based on 13,200,000 ordinary shares outstanding as of November 17, 2005.


                               Page 7 of 12 pages

CUSIP NO. 346414-10-5

--------------------------------------------------------------------------------
1.   Name of Reporting Persons/
     I.R.S. Identification Nos. of above persons (entities only).

     Avraham Livnat
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             6.   Shared Voting Power
Beneficially            791,647 Ordinary Shares*
Owned by           -------------------------------------------------------------
Each               7.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        791,647 Ordinary Shares*
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     791,647 Ordinary Shares
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     6.0%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person :
     IN
--------------------------------------------------------------------------------

* See Item 4.

** Based on 13,200,000 ordinary shares outstanding as of November 17, 2005.


                               Page 8 of 12 pages

ITEM 1.

     (a)  Name of Issuer:

               FORMULA SYSTEMS (1985) LTD. (hereinafter referred to as the "Issuer").

     (b)  Address of Issuer's Principal Executive Offices:

               3 Abba Eban Blvd., Herzliya, Israel

ITEM 2.

(a)  Name of Person Filing:

     This Statement is filed by:

     (1) Clal Insurance Enterprises Holdings Ltd.
     (2) IDB Development Corporation Ltd.
     (3) IDB Holding Corporation Ltd.
     (4) Mr. Nochi Dankner
     (5) Mrs. Shelly Bergman
     (6) Mrs. Ruth Manor and
     (7) Mr. Avraham Livnat

     The foregoing entities and individuals are collectively referred to as the "Reporting Persons" in this Statement.

     (1) Clal Insurance Enterprises Holdings Ltd., an Israeli public corporation ("Clal"), may be deemed to beneficially own an aggregate of 791,647 Ordinary Shares (the "Issuer Shares"). See Item 4.

     (2) Clal is a majority owned subsidiary of IDB Development Corporation Ltd., an Israeli public corporation ("IDB Development"). By reason of IDB Development's control of Clal, IDB Development may be deemed to be the beneficial owner of, and to share the power to vote and dispose of, the Issuer Shares owned beneficially by Clal. See Item 4.

     (3) IDB Development is a majority owned subsidiary of IDB Holding Corporation Ltd., an Israeli public corporation ("IDB Holding"). By reason of IDB Holding's control (through IDB Development) of Clal, IDB Holding may be deemed beneficial owner of, and to share the power to vote and dispose of, the Issuer Shares owned beneficially by Clal. See Item 4.

     (4) Mr. Nochi Dankner, Mrs. Shelly Bergman, Mrs. Ruth Manor and Mr. Avraham Livnat may, by reason of their interests in, and relationships among them with respect to, IDB Holding, be deemed to control the corporations referred to in paragraphs (1) - (3) above. By reason of the control of IDB Holding by Nochi Dankner, Shelly Bergman, Ruth Manor and Avraham Livnat, and the relations among them, Nochi Dankner, Shelly Bergman, Ruth Manor and Avraham Livnat may each be deemed beneficial owner of, and to share the power to vote and dispose of, the Issuer Shares owned beneficially by Clal. See Item 4.

(b)  Address of Principal Business Offices or, if none, Residence:

Clal Insurance Enterprises Holdings Ltd. - 37 Menachem Begin Street, Tel-Aviv 65220, Israel

IDB Development Corporation Ltd. - The Triangular Tower, 44th floor, 3 Azrieli Center, Tel Aviv 67023, Israel

IDB Holding Corporation Ltd. - The Triangular Tower, 44th floor, 3 Azrieli Center, Tel Aviv 67023, Israel.

Mr. Nochi Dankner - The Triangular Tower, 44th floor, 3 Azrieli Center, Tel Aviv 67023, Israel.

Mrs. Shelly Bergman - 9 Hamishmar Ha'Ezrachi Street, Afeka, Tel Aviv 69697, Israel.

Mrs. Ruth Manor - 26 Hagderot Street, Savyon 56526, Israel.

Mr. Avraham Livnat - Taavura Junction, Ramle 72102, Israel.


                               Page 9 of 12 pages

(c)  Citizenship:

          Citizenship or place of organization of all Reporting Persons, as the case may be, is Israel.

(d)  Title of Class of Securities:

          Ordinary Shares, par value NIS 1.00 per share (the "Ordinary Shares").

(e)  CUSIP Number:

          346414-10-5


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

          Not applicable.


ITEM 4.   OWNERSHIP

     The 791,647 Ordinary Shares reported in this Statement as beneficially owned by the Reporting Persons include (i) 6,235 Ordinary Shares held for the account of Clal and (ii) 785,412 Ordinary Shares which are held for members of the public through, among others, provident funds, mutual funds, pension funds and insurance policies, which are managed by subsidiaries of Clal. Each of these subsidiaries operates under independent management and makes independent voting and investment decisions. Consequently, this Statement shall not be construed as an admission by the Reporting Persons that they are the beneficial owners of the said 785,412 Ordinary Shares covered by this Statement.

     Except as set forth above, see items 5-11 of the cover pages hereto for beneficial ownership, percentage of class and dispositive power of the Reporting Persons, which are incorporated herein.


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [_].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable.


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable.


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable.

ITEM 10.  CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                              Page 10 of 12 pages

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 28, 2006

                    CLAL INSURANCE ENTERPRISES HOLDINGS LTD.
                    IDB DEVELOPMENT CORPORATION LTD.
                    IDB HOLDING CORPORATION LTD.
                    NOCHI DANKNER
                    SHELLY BERGMAN
                    RUTH MANOR
                    AVRAHAM LIVNAT

                    BY: CLAL INSURANCE ENTERPRISES HOLDINGS LTD.

                    BY: /s/ Avigdor Kaplan /s/ Sy Fogel
                    -----------------------------------
                    Avigdor Kaplan and Sy Fogel, authorized signatories of CLAL INSURANCE ENTERPRISES HOLDINGS LTD., for itself and on behalf of IDB Development Corporation Ltd., IDB Holding Corporation Ltd., Nochi Dankner, Shelly Bergman, Ruth Manor and Avraham Livnat, pursuant to agreement annexed hereto as
                    Exhibit 1.


                              Page 11 of 12 pages

EXHIBIT 1

June 28, 2006

CLAL INSURANCE ENTERPRISES HOLDINGS LTD.
37 Menachem Begin Street
Tel-Aviv 65220
Israel

Gentlemen,

     Pursuant to Rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees that CLAL INSURANCE ENTERPRISES HOLDINGS LTD. ("Clal") may file as necessary on behalf of the undersigned with the Securities and Exchange Commission a Schedule 13G or
Schedule 13D and any amendments thereto in respect of shares of FORMULA SYSTEMS
(1985) LTD. purchased, owned or sold from time to time by the undersigned.

     Clal is hereby authorized to file a copy of this letter as an exhibit to said Schedule 13D or Schedule 13G or any amendments thereto.


                                   Very truly yours,

                                        (SIGNED)
                                   --------------------------------
                                   IDB DEVELOPMENT CORPORATION LTD.

                                        (SIGNED)
                                   --------------------------------
                                   IDB HOLDING CORPORATION LTD.

                                        (SIGNED)
                                   --------------------------------
                                   NOCHI DANKNER

                                        (SIGNED)
                                   --------------------------------
                                   SHELLY BERGMAN

                                        (SIGNED)
                                   --------------------------------
                                   RUTH MANOR

                                        (SIGNED)
                                   --------------------------------
                                   AVRAHAM LIVNAT



A g r e e d:

        (SIGNED)
----------------------------------------
CLAL INSURANCE ENTERPRISES HOLDINGS LTD.


                              Page 12 of 12 pages